Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLOGIC AND CYTYC COMPLETE MERGER

Combination Creates One Of World’s Largest Companies Focused On Advanced Technology In Women’s Health

BEDFORD, Mass., October 22, 2007 – Hologic, Inc. (NASDAQ:HOLX) and Cytyc Corporation (NASDAQ: CYTC) today announced the completion of the combination of the two companies, creating one of the largest companies in the world focused on advanced technology in women’s health.

“We are delighted to have completed this transaction, which marks a new chapter in the history of our company,” said Jack Cumming, Hologic’s Chief Executive Officer. “Both Hologic and Cytyc provide some of the most advanced technology addressing women’s health needs. By combining our companies’ complementary, best-in-class products and technologies, we expect to drive enhanced growth and value creation. We are now focused on seamlessly integrating these two great companies and realizing the tremendous upside potential our combination creates.”

“We look forward to joining our talented teams and working together to reach our shared goal of improving women’s health,” said Patrick Sullivan, Chairman of Hologic and former Chairman, President, and Chief Executive Officer of Cytyc. “We are very excited to realize the extraordinary benefits this combination of industry leaders will provide to shareholders, employees, physicians and their patients.”

Under the terms of the merger agreement, Cytyc shareholders received 0.52 shares of Hologic common stock and $16.50 in cash for each share of Cytyc common stock held by them, with aggregate consideration paid to Cytyc shareholders totaling approximately $6.2 billion, payable in approximately 65,800,000 shares of Hologic common stock and approximately $2.1 billion in cash. Hologic will continue to trade on the Nasdaq Global Select Market under the symbol “HOLX” while Cytyc will become a wholly-owned subsidiary of Hologic and will cease trading on the NASDAQ as of the close of trading on October 22, 2007.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s core business units are focused on mammography and breast biopsy, osteoporosis assessment, and mini C-arm and extremity MRI imaging for orthopedic applications. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, preterm birth screening, treatment of excessive menstrual bleeding, radiation treatment of patients with early-stage breast cancer.

Forward Looking Disclaimer

This news release contains forward-looking information that involves risks and uncertainties, including statements regarding Hologic’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the anticipated benefits of Hologic’s business combination with Cytyc Corporation. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Risks and uncertainties that may cause these forward looking statements to vary materially from Hologic’s expectations, include, among others: problems may arise with the ability of Hologic to successfully integrate the businesses of Cytyc, which may result in the combined company not operating as effectively and efficiently as expected; Hologic may not be able to achieve the expected synergies from the acquisition or it may take longer than expected to achieve those synergies; the acquisition may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from Hologic’s expectations; and the combined company may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors. Other factors that could adversely affect Hologic’s business and prospects are described in Hologic’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Hologic’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Hologic Contacts:

Glenn Muir, Executive Vice President and Chief Financial Officer

781-999-7300

Frances Crecco, Director Investor Relations

781-999-7377

Additional Contacts:

Joele Frank, Andrea Priest

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449